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                             SCM Microsystems, Inc.
                                160 Knowles Drive
                               Los Gatos, CA 95032


                                                               February 11, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

     Re:  SCM Microsystems, Inc.
          Registration Statement on Form S-3 [File No. 333-71915]
          Filed with the Securities and Exchange Commission on February 5, 1999

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 of SCM Microsystems, Inc. referenced above, we hereby withdraw our request for acceleration of the effective date of said Registration Statement, and hereby request that effectiveness of said Registration Statement be delayed until further notice.

                                       Very truly yours,

                                       SCM MICROSYSTEMS, INC.


                                       By: /s/ John Niedermaier
                                           --------------------------------
                                           John Niedermaier
                                           Chief Financial Officer